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                                GUARANTEED MINIMUM DEATH BENEFIT RIDER
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BENEFIT                   We will pay a death benefit to the Beneficiary if any of the following occurs during The Accumulation
                          Period:
                                   -  the Owner, or a joint owner, dies

                                   -  the Annuitant dies with no living contingent annuitant

                                   -  the contingent annuitant dies after the Annuitant

                          The amount of the death benefit depends on the age of the deceased Owner or Annuitant when the death benefit becomes payable. If the deceased Owner or Annuitant dies before age 91, We will pay the
                          Beneficiary the greatest of the following:

                                   -  Contract Value

                                   -  Purchase Payments minus previous withdrawals, accumulated at 4.00% interest per year to the earlier of the deceased's age 80 or the date of death, plus Purchase Payments minus all withdrawals from age 80 to the date of death; and

                                   -  the greatest anniversary value before death

                          The greatest anniversary value equals:

                                   -  the Contract Values on each Contract anniversary prior to the deceased's age 81, plus

                                   -  the dollar amount of any Purchase Payments made since that anniversary, minus

                                   -  withdrawals since that anniversary

                          We will pay the Contract Value to the Beneficiary if the Owner or Annuitant dies after Age 91. The Owner or Beneficiary, as appropriate, may elect to have all or a part of the death proceeds paid to the
                          Beneficiary under one of the Annuity Options described under the "Annuity Options" section of the contract.

                          For Non-Qualified Plan Contracts, if the Beneficiary is the Owner's surviving Spouse, the surviving spouse may elect to be treated as the successor Owner of the Contract with no requirement to begin Death
                          Benefit distribution.

CONTRACT                  This rider is subject to all the terms of the policy, except as modified in this rider.

                          Attached to and made a part of this policy effective as of the date of issue of the policy.

                                        FARMERS  NEW  WORLD  LIFE  INSURANCE  COMPANY

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